Exhibit (d)(2)

FEE REDUCTION COMMITMENT

This FEE REDUCTION COMMITMENT is made as of February 22, 2011 by COMMERCE INVESTMENT ADVISORS, INC. (the “Advisor”).

WHEREAS, The Commerce Funds (“Commerce”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Advisor serves as the investment adviser to the Value Fund (the “Fund”), pursuant to an Amended and Restated Advisory Agreement dated November 18, 2010 (the “Advisory Agreement”); and

WHEREAS, the Advisor desires to make a permanent reduction of its contractual fee rate under the Advisory Agreement for the Fund; and

WHEREAS, the Advisor represents that the quality and quantity of its services under the Advisory Agreement will not be affected by this commitment and that its obligations under the Advisory Agreement will remain unchanged in all respects.

NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the Advisor, intending to be legally bound, agrees as follows:

1. Effective March 1, 2011, the Advisor reduces permanently its contractual fee rate under the Advisory Agreement for the Fund as follows:

For the services provided and the expenses assumed by the Advisor pursuant to the Advisory Agreement, Commerce will pay to the Advisor, as full compensation therefor, a fee at the following annual rate of the Fund’s average net assets, which fee will be computed based on the net assets of the Fund on each day and will be paid monthly:

FUND	ANNUAL FEE RATE
Value Fund	0.30%

2. Any future amendment to increase or otherwise reinstate the contractual fee rate under the Advisory Agreement for the Fund as in effect prior to the date hereof must be approved by the shareholders of the Fund as and to the extent required by the 1940 Act.

3. This Fee Reduction Commitment shall be attached to and made a part of the Advisory Agreement.

4. The Advisory Agreement shall continue in full force and effect as modified hereby.

IN WITNESS WHEREOF, the Advisor has caused this instrument to be executed by its officers designated below as of the day and year first above written.

COMMERCE INVESTMENT ADVISORS, INC.

By:	/s/ William R. Schuetter
Name:	William R. Schuetter
Title:	President

ACCEPTED AND AGREED:

THE COMMERCE FUNDS

By:	/s/ William R. Schuetter
Name:	William R. Schuetter
Title:	President